UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 23, 2010 (July 20, 2010)

YAYI INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23806	87-0046720
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 9 Xingguang Road,
Northern Industrial Park of Zhongbei Town,
Xiqing District, Tianjin 300384, China

(Address of Principal Executive Offices)

(86)22-2798-4033 Registrant’s Telephone Number, Including Area Code:

_____________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 3.03	MATERIAL MODIFICATION TO RIGHTS OF SECURITYHOLDERS.

On July 20, 2010, Yayi International Inc. (the “Company”) filed an Amended and Restated Certificate of Designation of Series A Preferred Stock with the Secretary of State of the State of Delaware (the “Amended Certificate”) to modify the terms of the Series A Preferred Stock. The Certificate of Designation of Series A Preferred Stock was originally filed on June 16, 2009, which became effective upon filing (the “Original Certificate”). Among other things, the Amended Certificate removed Section 6(f) Special Conversion Price Adjustment Based on 2010 and 2011 Accounts of the Original Certificate and added the provisions relating to the make good shares that the holders of Series A Preferred Stock may be entitled to receive if the Company fails to meet certain performance targets set forth in the Amended Certificate. Specifically, if the Company’s combined after tax net income reported in the Company’s Annual Report on Form 10-K for both of the fiscal years ending March 31, 2011 and 2012 is less than $20 million, the Company will issue up to 612,245 shares of Series A Preferred Stock to holders of shares of Series A Preferred Stock pursuant to a formula set forth in the Amended Certificate.

The foregoing description of the Amended Certificate does not purport to be complete and is qualified in its entirety by reference to the Amended Certificate, which is attached hereto as Exhibit 3.1.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BY-LAWS; CHANGE IN FISCAL YEAR.

The information contained in Item 3.03 of this Form 8-K is incorporated herein by reference in its entirety.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit	Description

3.1	Amended and Restated Certificate of Designation of Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware, July 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAYI INTERNATIONAL INC.

Date: July 23, 2010

/s/ Li Liu
Li Liu
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Certificate of Designation of Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware, July 20, 2010.